Edison Initiates Coverage on Track Group

SALT LAKE CITY, UTAH May 7, 2015

Edison Investment Research, a leading international investment research firm, announces the initiation of full coverage of Track Group

Edison Investment Research published its analysis of Track Group, which was released to the global investment community on May 6, 2015.

“The initiation of this analyst coverage maximizes Track Group’s exposure to all potential investors and intermediaries worldwide as well as increase investor understanding of the company,“ said Guy Dubois, Chairman, Track Group.  “This type of coverage is increasingly important as we expand our global footprint and consider a potential uplisting to a regulated exchange.”

To download this report, please click here.

The report is sponsored research by Track Group.  Track Group does not expressly or by implication warrant or assume any legal liability or responsibility for the accuracy, completeness, or usefulness of any information, assumption, data, forecast, estimate or projection contained in the report, and the dissemination of the report does not necessarily constitute or imply the Company’s endorsement or recommendation.

About Track Group

Track Group develops and provides end-to-end B2B and B2G tracking solutions that combine real-time tracking devices and monitoring services with advanced data analytics for the global offender management market.

Forward-Looking Statement

Statements in this release that are forward looking involve known and unknown risks and uncertainties.  Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if", "should" and "will" and similar expressions as they relate to the Company are intended to identify such forward-looking statements. The Company may from time to time update these forward-looking statements, but it is not obligated to do so.  For a discussion of the risks and uncertainties involving the Company and its securities, see “Risk Factors” in the Company’s annual report on Form 10-K and other filings with the Securities and Exchange Commission including its reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

For more information, please contact:

Steve Hamilton, Chief Marketing Officer, Track Group

877-260-2010 ext. 4004

steve.hamilton@trackgrp.com

John Merrill, Chief Financial Officer, Track Group

866-451-6141 ext. 1002

john.merrill@trackgrp.com

Learn more at http://www.trackgrp.com